UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2012 (October 29, 2012)

SMTP, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	0-54309	05-0502529
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Broadway, 14th Floor Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 617-500-8635

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On October 29, 2012 the registrant retained Bowen Advisors, Inc. pursuant to an Advisors Agreement to explore the possibility of finding a buyer to purchase some or all of the registrant’s business, which may result in one or more transactions, and may take the form of an exclusive license, a merger, sale of assets, or sale of outstanding securities. In addition to the success fees described in the agreement, the registrant issued Bowen Advisors a warrant to purchase up to 454,863 shares of the registrant’s common stock at the purchase price of $.98 per share for a period of five years.

The description of the agreement described above is qualified by reference to the Advisor Agreement which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 3.02

Unregistered Sales of Equity Securities.

The information described in Item 1.01 of this Form 8-K is incorporated by reference into Item 3.02 of this Form 8-K.

Item 7.01

Regulation FD Disclosure

On October 31, 2012, the registrant issued a press release regarding the matters described in Item 1.01 of this Form 8-K. The full text of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

On October 31, 2012, the registrant issued a press release regarding the matters described in Item 8.01 of this Form 8-K. The full text of the press release is attached as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 8.01

Other Events.

On October 31, 2012 the registrant announced that its Board of Directors approved a 20% increase in the registrant’s regular annual cash dividend rate from $0.06 to $0.072 per common share (from $0.015 to $0.018 per share on a quarterly basis). The increased regular quarterly dividend rate of $0.018 will be effective starting with the fourth quarter dividend, which was declared today and is payable on November 30, 2012 to shareowners of record at the close of business on November 20, 2012.

Item 9.01

Financial Statements and Exhibits

Exhibit No.

Description

10.1

Advisors Agreement

99.1

Press release dated October 31, 2012 - Bowen Advisors

99.2

Press release dated October 31, 2012 – Dividend Increase and Declaration

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTP, INC.

By:

/s/ Semyon Dukach

Semyon Dukach

Chair of the Board of Directors

Dated: October 31, 2012